UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

     Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 5, 2008

Alfacell Corporation
(Exact name of registrant as specified in its charter)

0-11088
(Commission File Number)

Delaware	22-2369085
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation)

300 Atrium Drive, Somerset, NJ 08873
(Address of principal executive offices, with zip code)

(732) 652-4525
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

      On March 5, 2008, the Compensation Committee of Alfacell Corporation (the “Company”) granted to its Chief Executive Officer, Kuslima Shogen, stock options to purchase 250,000 shares of the Company’s stock as a bonus for the Company’s execution of a license agreement with Par Pharmaceutical, Inc. for the marketing, sales and distribution rights in the United States to the Company’s lead drug candidate, ONCONASE®. These options have an exercise price of $2.18, the closing price of the Company’s common stock on March 5, 2008, the date of the grant, and will be exercisable for a period of ten years from such date. These options vested immediately upon grant.

      On March 10, 2008 the Compensation Committee approved an increase in Ms. Shogen’s annual salary, from $236,500 to $300,000 for fiscal year 2008 with application retroactive to August 1, 2007. This increase resulted from an analysis performed by an independent consulting firm retained by the Compensation Committee in January 2008, which reviewed and compared the Company’s executive compensation practices in relation to those of other public companies that were considered comparable to the Company based upon the similarity of their business to the Company and their closeness in size to the Company in terms of market capitalization.

      Based upon the analysis completed by the independent consulting firm, on March 5, 2008, the Compensation Committee also made the following decisions with regard to the compensation of Lawrence A. Kenyon, the Company’s Chief Financial Officer and Chief Operating Officer, to reflect his increased responsibilities resulting from his promotion to chief operating officer in November 2007:

  increased his annual salary from $210,000 to $250,000 for fiscal year 2008 with application retroactive to January 1, 2008;
  approved a bonus for 2007 of $42,000 or 20% of Mr. Kenyon’s fiscal year 2007 base salary, in accordance with the terms of Mr. Kenyon’s offer letter; and
  established a new fiscal year 2008 bonus target of up to 25% of Mr. Kenyon’s 2008 base salary upon the achievement of specific identified goals to be determined.

SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALFACELL CORPORATION

Date: March 11, 2008	By: /s/ Lawrence A. Kenyon
Lawrence A. Kenyon
Executive Vice President, Chief Financial
Officer, Chief Operating Officer and
Corporate Secretary